Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned agree that this Amendment, and any amendments hereto, relating to the ordinary shares, par value $0.001 per share, of Color Star Technology Co., Ltd. shall be filed on behalf of the undersigned.

Date: April 30, 2021

Hou Sing International Business Limited

By:	/s/ Liang Li
Name:	Liang Li
Title:	Director

Liang Li

By:	/s/ Liang Li

Jiayun Zhu

By:	/s/ Jiayun Zhu

Aung Tun

By:	/s/ Aung Tun